EXHIBIT 99.1
MIMEDX Announces First Quarter 2022 Operating and Financial Results
First Quarter Net Sales of $58.9 Million Reflects Double-Digit Revenue Increase for the Third Straight Quarter in the Company's Continuing Portfolio of Products

Management to Host Conference Call on May 4, 2022, at 8:30 AM ET

MARIETTA, Ga., May 3, 2022 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a transformational placental biologics company, today announced the filing of its first quarter 2022 Form 10-Q for the period ended March 31, 2022.

Timothy R. Wright, MIMEDX Chief Executive Officer, commented, “For the third consecutive quarter, the team delivered double-digit growth in our Advanced Wound Care products, achieving a 13% increase year-over-year. The fundamentals of our growth strategy are driving strong performance, and we are executing against our stated objectives. We have re-designed our training program for our sales professionals to improve revenue generation through more consistent, effective and aligned messaging that communicates the clinical and economic value of MIMEDX products. We also are gaining traction in the under-penetrated Surgical Recovery market, due in part to our recent publication involving clinical effectiveness in Mohs surgery, and escalating the adoption of our PURION® processed tissue technologies where conventional treatments have safety or efficacy limitations and patients are seeking a better outcome.”

Mr. Wright continued, “Our Commercial, Research and Product Development teams are collaborating and executing, and we are making significant progress towards our milestones. Leading up to the launch of EPIFIX® in Japan, we have gained the support of prominent medical societies and identified clinical sites for initial product evaluations. In preparation for the launches of our AMNIOEFFECT™ and Placental Collagen Matrix platform technologies in the U.S. market, we have completed a number of market development focus groups with industry thought-leaders and key stakeholders, and are advancing research initiatives that enable our commercial strategy and expand the scientific foundation behind our placental biologics portfolios.”

“With regard to our late-stage clinical pipeline, we view our micronized dehydrated Human Amnion Chorion Membrane (mdHACM) platform as an outstanding opportunity, and we are taking critical steps to accelerate the initiation of trial enrollment in our planned Knee Osteoarthritis (KOA) clinical trial program. Consistent with industry best practices, we are lining up industry-leading clinical and scientific resources to augment our own efforts, along with world-class experts in the field of osteoarthritis. It is imperative we fast-track these research initiatives to build on the promising data derived from our Phase 2B KOA study and further educate the market on the potential impact of mdHACM on the underlying disease process. If approved, we believe there is tremendous revenue generation potential in these programs, and we are working tirelessly to accelerate our path to serving these patients suffering from a void in safe and effective treatment options.”

MIMEDX is determined to drive meaningful, long-term value across its core Wound Care and Surgical Recovery business, as well as its late-stage musculoskeletal pipeline. Effective April 2022, MIMEDX created two defined, cohesive internal business units within the Company: one focused on Wound Care and Surgical Recovery markets, its existing product portfolio, and near-term innovation, led by Dr. Rohit Kashyap (President, Wound Care & Surgical); and the other, led by Dr. Robert Stein (President, Regenerative Medicine & Biologics Innovation), focused solely on Regenerative Medicine technologies, specifically progressing its placental biologics platform towards registration as a U.S. Food & Drug Administration (FDA) approved biological drug.

Mr. Wright added, “This organizational alignment is designed to enable dedicated key contributors to work in collaboration, functioning in a way that streamlines operations and positions necessary resources, infrastructure and expertise critical to innovation and value creation. The senior leadership team we have assembled at MIMEDX is talented, experienced and well-equipped to accomplish the strategic initiatives we have outlined, and I am confident this organizational structure best potentiates our collective ability to innovate, execute and achieve the next phase of growth for MIMEDX.”

Recent Operating and Financial Highlights:

•Reported first quarter net sales of $58.9 million, down less than 2% from the prior year quarter despite the loss of revenue from Section 351 products (as defined below). Net sales of the Company's continuing portfolio of tissue and cord products increased 13% versus the same period last year.
•Announced the publication of a peer-reviewed study in the Journal of Wound Care that demonstrated the cost-effectiveness of EPIFIX compared with standard of care in treating lower extremity diabetic foot ulcers, noting a significant reduction in major amputations and hospital utilization.
•Presented cost-effectiveness data for EPIFIX at the Symposium on Advanced Wound Care (SAWC) Spring Meeting: "Reducing Costs While Preserving Lives & Limbs in Medicare Patients - Cost-Effectiveness of Dehydrated Human Amnion Chorion Membrane Allografts in the Treatment of Lower Extremity Diabetic Ulcers."
•Presented scientific poster at SAWC Spring Meeting titled "PURION processed Placental Biologics Retain Critical Activity for Healing Fibrotic Wounds."

Key First Quarter 2022 Financial Metrics

•Net sales of $58.9 million for first quarter 2022, compared to $60.0 million for the prior year period
•Net loss of $10.5 million for first quarter 2022, compared to a net loss of $8.4 million for the prior year period
•Adjusted EBITDA1 of $(1.7) million for first quarter 2022, compared to $5.0 million for the prior year period

	Three Months Ended March 31,
	(in thousands)
	2022	2021
Net sales	$ 58,894	$ 59,967
Net loss	(10,489)	(8,382)
EBITDA[1]	(8,268)	(5,452)
Adjusted EBITDA[1]	(1,718)	4,988
Net loss per common share - basic	$ (0.11)	$ (0.09)
Net loss per common share - diluted	$ (0.11)	$ (0.09)
1.EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA” for a reconciliation of EBITDA and Adjusted EBITDA to Net loss, located in “Selected Unaudited Financial Information” of this release.

MIMEDX reported net sales for the three months ended March 31, 2022, of $58.9 million, compared to $60.0 million for the three months ended March 31, 2021, a decrease of 1.8%. Net sales in the first quarter of 2022 include $0.4 million of Section 351 products, compared to $8.1 million in the first quarter of 2021. This reflects the May 31, 2021 end of the FDA's period of enforcement discretion, after which the Company was no longer able to market Section 351 products in the United States.

First quarter net sales of the continuing portfolio of tissue and cord products increased 13% compared to the same period last year, reflecting the impact of strategic commercial initiatives, including growth in the Surgical Recovery market.

MIMEDX has two primary classes of products: (1) Advanced Wound Care, or Section 361, products, consisting of its tissue and cord sheet allograft products, and (2) Section 351 products, consisting of the Company’s micronized and particulate products. Advanced Wound Care is further disaggregated between the Company’s Tissue/Other and Cord products. A summary of the Company's revenue, including revenue derived from its Section 351 products, is included in the table below (amounts in thousands):

	Three Months Ended March 31,		Change
	2022	2021	$	%
Advanced Wound Care
Tissue/Other	$ 52,852	$ 46,569	$ 6,283	13.5%
Cord	5,597	4,960	637	12.8%
Total Advanced Wound Care	58,449	51,529	6,920	13.4%
Section 351[1]	377	8,140	(7,763)	(95.4) %
Other[2]	68	298	(230)	(77.2) %
Total Net Sales	$ 58,894	$ 59,967	$ (1,073)	(1.8) %
1.In connection with new guidance provided by the FDA in November 2017, the FDA chose to exercise enforcement discretion with respect to investigational new drug applications and pre-market approval requirements for certain products regulated as Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/Ps) through May 31, 2021 (referred to as the period of Enforcement Discretion).
2.“Other” represents revenue transactions in the indicated period relating to performance obligations settled prior to October 1, 2019, the date at which the Company changed its pattern of revenue recognition. For all practical purposes, the Company is not able to allocate these revenue transactions to different product groups.

Gross profit margin for the three months ended March 31, 2022, was 83.1% compared to 83.9% for the three months ended March 31, 2021.

Selling, general and administrative expenses for the three months ended March 31, 2022, were $49.6 million, compared to $45.4 million for the three months ended March 31, 2021. The increase in selling, general and administrative expenses reflects increases in personnel costs, sales commissions and travel expenses. Increases in personnel costs and sales commissions were the result of sales force realignment and expansion; additionally, the Company's focus on sales of products into areas of Surgical Recovery results in a proportional increase in sales through sales agents. The increase in travel expenses reflects the removal of travel restrictions that the Company had in place during the first quarter of 2021 due to the Covid-19 pandemic.

After the end of the FDA's period of Enforcement Discretion, MIMEDX made the strategic decision to maintain its staffing levels, including for its sales force, in support of its commercial growth objectives. As a result, the level of selling, general and administrative expenses as a percentage of net sales is higher in the first quarter of 2022 compared to the prior year quarter and to its historical trends. In addition, due primarily to the annual reset of insurance deductibles at the beginning of each calendar year, net sales in the first quarter are typically lower than in other quarters within a single year. The Company therefore expects the level of selling, general and administrative expenses as a percentage of net sales to decline over the remainder of 2022.

Research and development expenses were $6.0 million for the three months ended March 31, 2022, compared to $4.3 million for the three months ended March 31, 2021. The increase reflects higher personnel costs, driven by increases in headcount to support clinical research efforts connected to the Company's commercial and late-stage pipelines.

Investigation, restatement and related expenses for the three months ended March 31, 2022, were $2.6 million compared to $7.2 million for the three months ended March 31, 2021. The decrease was primarily the result of a decline in legal fees advanced on behalf of certain former officers and directors of the Company.

Net loss for the three months ended March 31, 2022, was $10.5 million compared to a net loss of $8.4 million for the three months ended March 31, 2021.

As of March 31, 2022, the Company had $75.7 million of cash and cash equivalents, compared to $87.1 million as of December 31, 2021. The decrease during the three months ended March 31, 2022 reflects payments of accrued compensation, which included the payment of annual incentives, and the payment of payroll taxes, some of which had been deferred under the Coronavirus Aid, Relief, and Economic Security Act.

Outlook for 2022
The Company maintained its outlook for 2022, as disclosed in its earnings release for the year ended December 31, 2021, including that it expects net sales of its continuing portfolio of Advanced Wound Care products, which were $240.0 million in 2021, to grow 11% to 14% in 2022, as it plans to launch EPIFIX in Japan, as well as two new products in the U.S., AMNIOEFFECT and its Placental Collagen Matrix product, later this year.

Conference Call and Webcast
MIMEDX will host a conference call and webcast to review its first quarter 2022 results on Wednesday, May 4, 2022, beginning at 8:30 a.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here
U.S. Investors: 877-407-6184
International Investors: 201-389-0877
Conference ID: 13728444

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement
This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) our 2022 financial outlook and expectations for future financial results, including net sales and levels of selling, general, and administrative expense; (iii) our expectations regarding the timing of clinical programs and trials; (iv) our expectations regarding the timing of new product launches; and (v) the effectiveness of amniotic tissue as a therapy for any particular indication or condition. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (CGMP) and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Important Additional Information
The Company, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 annual meeting of shareholders (the “2022 Annual Meeting”). The Company has filed a definitive proxy statement and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors, director nominees and executive officers in the matters to be acted upon at the 2022 Annual Meeting. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at www.mimedx.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021. Shareholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.mimedx.com.

About MIMEDX
MIMEDX is a transformational placental biologics company, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental tissue engineering, we have both a commercial business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Investors:
Jack Howarth
Investor Relations
404.360.5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
404.323.4779
hdixon@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands) Unaudited
	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$ 75,676	$ 87,083
Accounts receivable, net	37,674	40,353
Inventory	13,170	11,389
Prepaid expenses	6,136	6,146
Income tax receivable	680	743
Other current assets	2,571	2,809
Total current assets	135,907	148,523
Property and equipment, net	8,759	9,165
Right of use asset	4,364	4,696
Goodwill	19,976	19,976
Intangible assets, net	5,265	5,383
Other assets	172	186
Total assets	$ 174,443	$ 187,929
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$ 8,120	$ 7,385
Accrued compensation	17,102	23,595
Accrued expenses	9,812	9,812
Other current liabilities	1,557	1,565
Total current liabilities	36,591	42,357
Long term debt, net	48,239	48,127
Other liabilities	4,553	4,869
Total liabilities	89,383	95,353
Convertible preferred stock	92,494	92,494
Total stockholders' deficit (equity)	(7,434)	82
Total liabilities, convertible preferred stock, and stockholders’ deficit (equity)	$ 174,443	$ 187,929

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands) Unaudited
	Three Months Ended March 31,
	2022	2021
Net sales	$ 58,894	$ 59,967
Cost of sales	9,936	9,641
Gross profit	48,958	50,326

Operating expenses:
Selling, general and administrative	49,570	45,404
Research and development	5,964	4,339
Investigation, restatement and related	2,552	7,196
Amortization of intangible assets	172	239
Operating loss	(9,300)	(6,852)

Other expense, net
Interest expense, net	(1,126)	(1,472)
Loss before income tax provision	(10,426)	(8,324)
Income tax provision expense	(63)	(58)
Net loss	$ (10,489)	$ (8,382)

Net loss available to common shareholders	$ (12,075)	$ (9,850)

Net loss per common share - basic	$ (0.11)	$ (0.09)
Net loss per common share - diluted	$ (0.11)	$ (0.09)

Weighted average common shares outstanding - basic	111,615,839	109,401,383
Weighted average common shares outstanding - diluted	111,615,839	109,401,383

MiMedx Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) Unaudited
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$ (10,489)	$ (8,382)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation	3,998	3,244
Depreciation	860	1,161
Amortization of intangible assets	172	239
Amortization of deferred financing costs	112	415
Non-cash lease expenses	295	237
Accretion of asset retirement obligation	22	17
(Gain) loss on fixed asset disposal	(15)	236
Increase (decrease) in cash resulting from changes in:
Accounts receivable	2,679	3
Inventory	(1,781)	(1,221)
Prepaid expenses	11	910
Income taxes	63	54
Other assets	(298)	319
Accounts payable	456	(936)
Accrued compensation	(6,494)	(2,314)
Accrued expenses	550	(484)
Other liabilities	(364)	(177)
Net cash flows used in operating activities	(10,223)	(6,679)

Cash flows from investing activities:
Purchases of equipment	(118)	(1,941)
Patent application costs	(54)	(153)
Proceeds from sale of equipment	24	—
Principal payments from note receivable	—	15
Net cash flows used in investing activities	(148)	(2,079)

Cash flows from financing activities:
Stock repurchased for tax withholdings on vesting of restricted stock	(1,191)	(3,216)
Proceeds from exercise of stock options	166	915
Principal payments on finance lease	(11)	(7)
Net cash flows used in financing activities	(1,036)	(2,308)

Net change in cash	(11,407)	(11,066)

Cash and cash equivalents, beginning of period	87,083	95,812
Cash and cash equivalents, end of period	$ 75,676	$ 84,746

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA
In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.
EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, (iv) income tax provision, (v) costs incurred in connection with Audit Committee Investigation and Restatement, and (vi) share-based compensation.
A reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended March 31,
	2022	2021
Net loss	$ (10,489)	$ (8,382)
Net margin	(17.8) %	(14.0) %
Non-GAAP Adjustments:
Depreciation expense	860	1,161
Amortization of intangible assets	172	239
Interest expense, net	1,126	1,472
Income tax provision expense, net	63	58
EBITDA	(8,268)	(5,452)
EBITDA margin	(14.0) %	(9.1) %
Additional Non-GAAP Adjustments
Costs incurred in connection with Audit Committee Investigation and Restatement	2,552	7,196
Share-based compensation	3,998	3,244
Adjusted EBTIDA	$ (1,718)	$ 4,988
Adjusted EBITDA margin	(2.9) %	8.3%